Exhibit 99.1

For more information, please contact:
Michele Cunningham
Vice President, Marketing and Business Development
Williams Scotsman International, Inc.
(410) 931-6066

Williams Scotsman Completes Acquisition of Wiron Construcciones Modulares, SA
Company Extends International Reach with Acquisition in Spain

Baltimore, MD — August 21, 2006 — Williams Scotsman International, Inc. (NASDAQ: WLSC) announced today the completion of the acquisition of Madrid-based Wiron Construcciones Modulares, SA. One of the largest modular space providers in Spain, Wiron operates a national footprint of 14 branch locations, including a current total fleet of 13,600 mobile offices. Today’s transaction includes both leasing and manufacturing operations.  In July 2004, Williams Scotsman made its first strategic investment in Europe by acquiring an 8.5 percent interest in Wiron. Williams Scotsman paid $48.3 million for the remaining 91.5 percent of Wiron making Williams Scotsman International, Inc. the sole shareholder of the company.  In addition, the Company assumed net debt of $21.7 million as part of the transaction.  Wiron’s 2005 revenue and EBITDA (earnings before interest, taxes, depreciation, and amortization) were $30.4 million and $10.8 million, respectively, at current exchange rates.

“When presented with the opportunity to buy out the majority shareholder, we were excited to complete our acquisition of Wiron.  We view this as a further step toward expansion into the European marketplace, a long-standing goal of our company. As Spain is one of Europe’s strongest economies, Wiron offers an ideal gateway to extend our business model. Their operational footprint, customer base, products and overall market position create a strong company well positioned for continued growth.  Wiron’s market focus, product applications, and customer mix are very similar to Williams Scotsman’s North American operations.  We expect the financial impact of this transaction to be neutral for the remainder of 2006 on an earnings per share basis, relative to the recent guidance given during our second quarter earnings conference call on July 26,” commented Gerry Holthaus, Chairman, President and CEO of Williams Scotsman International, Inc.

About Williams Scotsman International, Inc.

Williams Scotsman International, Inc., headquartered in Baltimore, Maryland, is a leading provider of mobile and modular space solutions for the Construction, Education, Commercial, Healthcare and Government markets. Through its subsidiaries, Williams Scotsman serves over 25,000 customers, operating a fleet of over 100,000 modular space and storage units that are leased through a network of 86 locations throughout North America. Williams Scotsman provides delivery, installation, and other services, and sells new and used mobile office products. Williams Scotsman also manages large modular building projects from concept to completion. Williams Scotsman is a publicly traded company (NASDAQ: WLSC) with operations in the United States, Canada, Mexico, and Spain. For additional information, visit the company’s web site at www.willscot.com, call (410) 931-6066, or email to Michele.Cunningham@willscot.com.

All statements other than statements of historical fact included in this press release are forward-looking statements and involve expectations, beliefs, plans, intentions or strategies regarding the future.  Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, it assumes no responsibility for the accuracy and completeness of these forward-looking statements and gives no assurance that these expectations will prove to have been correct.  Important factors that could cause actual results to differ materially from the Company’s expectations are disclosed under “Risk Factors” and elsewhere in the Company’s 10-K, 10-Q and other SEC filings, including, but not limited to, substantial leverage and its ability to service debt, changing market trends in its industry, general economic and business conditions including a prolonged or substantial recession, its ability to finance fleet and branch expansion and to locate and finance acquisitions, its ability to implement its business and growth strategy and maintain and enhance its competitive strengths, intense industry competition, availability of key personnel and changes in, or the failure to comply with, government regulations.  The Company assumes no obligation to update any forward-looking statement.

###